                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported

-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*
         VEITIA            DIEGO                              J.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
  CENTER POINTE TWO   220 CENTRAL PARKWAY, SUITE 2060
--------------------------------------------------------------------------------
                                  (Street)
   ALTAMONTE SPRINGS               FLORIDA                    32701
--------------------------------------------------------------------------------
   (City)                          (State)                    (Zip)
--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol
    INTERNATIONAL ASSETS HOLDING CORPORATION  --  IAAC
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

--------------------------------------------------------------------------------
4.   Statement for Month/Year
     AUGUST, 2002
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)

--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                           CHAIRMAN

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

===================================================================================================================================
                                                                                                           6.
                                                         4.                              5.                Owner-
                                                         Securities Acquired (A) or      Amount of         ship
                                        3.               Disposed of (D)                 Securities        Form:         7.
                                        Transaction      (Instr. 3, 4 and 5)             Beneficially      Direct        Nature of
                       2.               Code             ------------------------------  Owned at End      (D) or        Indirect
1.                     Transaction      (Instr. 8)                 (A)                   of Issuer's       Indirect      Beneficial
Title of Security      Date             -----------      Amount    or      Price         Fiscal Year       (I)           Ownership
(Instr. 3)             (mm/dd/yr                                   (D)                   (Instr. 3 and 4)  (Instr.4)     (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


===================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

1. Title of Derivative Security  2.Conver-  3. Trans-  4. Transac-  5. Number of Deriva-    6. Date Exercis-
   (Instr.3)                       sion or     action     tion         tive Securtiies Ac-     able and Expi-
                                   Exer-       Date       Code         quired (A) or Dis-      ration Date
                                   cise        (Month/    (Instr.8)    posed of (D)            (Month/Day/
                                   Price of    Day                     (Instr. 3,4,and 5)      Year)
                                   Deriva-     Year
                                   tive se-
                                   curity                                                   ____________________

                                                                                            Date       Expira-
                                                                                            Exer-      tion
                                                                    _______________         cisable    Date
                                                                      (A)   (D)
----------------------------------------------------------------------------------------------------------------
International
Assets Holding
Corp. Options                    0.99       10/5/01    J4*          25,000                  10/5/02**  10/5/11
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
================================================================================================================

7. Title and Amount of Under- 8. Price    9. Number     10. Owner-     11. Nature
   lying Securities              of          of De-         ship of        of Indi-
   (Instr. 3 and 4)              De-         rivative       Deriva-        rect ben-
                                 riva-       Securi-        tive Se-       eficial
                                 tive        ties Ben-      curity         Owner-
                                 Secu-       eficially      Direct         ship
                                 ity         Owned          (D) or         (Instr. 4)
_________________               (Instr.5)    at end of      Indirect
                                             Year           (1)
        Amount or                            (Instr. 4)     (Instr. 4)
        Number of
        Shares

--------------------------------------------------------------------------------------


Common  25,000                0.99        160,808       D
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
======================================================================================

Explanation of Responses: *GRANT OF OPTIONS FROM ISSUER **8,333 exercisable on 10/5/02; another 8,333 exercisable on 10/5/03; the additional 8,334 exercisable on 10/5/04.


/S/ DIEGO J. VEITIA                                             08/27/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date